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                    (Letterhead of McGladrey & Pullen, LLP)



              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



We hereby consent to the incorporation by reference into this Registration Statement on Form S-8 of South Street Financial Corp. of our report dated November 6, 1997, relating to the consolidated statements of financial condition of South Street Financial Corp. and subsidiary as of September 30, 1997 and 1996, and the related consolidated statements of income, stockholders' equity and cash flows for each of the years in the three year period ended September 30, 1997, which report was incorporated by reference in the September 30, 1997 Form 10-K of South Street Financial Corp.


McGLADREY & PULLEN, LLP



Charlotte, North Carolina
February 10, 1998